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                                                                       Exhibit 5


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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IN RE HUDSON GENERAL CORPORATION                     :        CONSOLIDATED
SHAREHOLDERS LITIGATION                              :        C.A. No. 16804
-----------------------------------------------------X

                                     ANSWER

                  Defendants, Milton H. Dresner, Jay B. Langner, Paul R. Pollack, Edward J. Rosenthal, Michael Rubin, Hans H. Sammer, Richard D. Segal, Stanley S. Shuman ("Individual Defendants"), and Hudson General Corporation ("Hudson General" and, together with the Individual Defendants, "Defendants"), by their attorneys, Skadden, Arps, Slate, Meagher & Flom LLP, respond as follows to the allegations of the Class Action Complaint ("Complaint"):

                              NATURE OF THE ACTION

                  1. Paragraph 1 of the Complaint states legal conclusions and expressions of Plaintiffs intent as to which no responsive pleading is required.

                                     PARTIES

                  2. Defendants lack knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 2 of the Complaint and therefore deny those allegations.
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                  3. Admitted.

                  4. Admitted.

                  5. Admitted.

                  6. Admitted.

                  7. Admitted.

                  8. Admitted.

                  9. Paragraph 9 of die Complaint states legal conclusions as to which no responsive pleading is required.

                            CLASS ACTION ALLEGATIONS

                  10. Denied.

                  11. Denied, except that Defendants admit that Hudson General had 1,744,949 shares of common stock outstanding in September 1998 and further admit that Plaintiff has retained competent counsel experienced in litigation of this nature.

                             SUBSTANTIVE ALLEGATIONS

                  12. Defendants admit the allegations contained in the first sentence of paragraph 12 of the Complaint, except deny that the announcement referred to therein was made by all "defendants." The allegations contained in the second sentence of paragraph 12 of the Complaint are too vague to require a responsive pleading, except Defendants admit that the closing price of Hudson General's


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common stock on the American Stock Exchange on November 20, 1998 was
$54.625.

                  13. Defendants deny the allegations contained in the first sentence of paragraph 13 of the Complaint, except admit that the Management Group includes Langner, Segal, Rubin, and Pollack and also includes all officers with the exception of Hudson General Corporation's Treasurer and with the exception of its divisional officers. Defendants admit die allegations contained in the second sentence of paragraph 13.

                  14. Defendants admit the allegations contained in the first sentence of paragraph 14 of the Complaint. The allegations contained in the second sentence of paragraph 14 of the Complaint are denied. The allegations contained in the third sentence of paragraph 14 of the Complaint are too vague to require a responsive pleading and, therefore, Defendants deny those allegations.

                  15. Denied.

                  16. Denied.

                  17. Denied.

                  18. Denied.

                  19. Paragraph 19 of the Complaint contains legal conclusions as to which no responsive pleading is required.

                              AFFIRMATIVE DEFENSES


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                            FIRST AFFIRMATIVE DEFENSE

                  Plaintiffs claims are barred in whole or in part because Plaintiff has failed to state a claim upon which relief can be granted.

                           SECOND AFFIRMATIVE DEFENSE

                  Plaintiffs claims are barred in whole or in part because Defendants at all times acted in good faith and with due care, and the Individual Defendants are protected by the business judgment rule.

                            THIRD AFFIRMATIVE DEFENSE

                  Plaintiff has suffered no cognizable injury as a result of Defendants' alleged conduct.

                           FOURTH AFFIRMATIVE DEFENSE

                  Plaintiff's claims are barred in whole or in part by Article Tenth of Hudson General's Restated Certificate of Incorporation.

                  WHEREFORE, Defendants respectfully request that this Court enter an Order and Judgment:

                  (i) dismissing Plaintiff's Class Action Complaint,

                  (ii) awarding the Defendants the reasonable costs of suit, including their attorneys' fees; and

                  (iii) granting such other relief as the Court deems just and proper.


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                                              /s/ Thomas J. Allingham
                                              __________________________________
                                              Thomas J. Allingham II
                                              Leonard P. Stark
                                              SKADDEN, ARPS, SLATE,
                                                   MEAGHER & FLOM LLP
                                              P.O. Box 636
                                              One Rodney Square
                                              Wilmington, Delaware 19899
                                              (302) 651-3000
                                              Attorneys for Defendants


DATED: January 19,1999


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                             CERTIFICATE OF SERVICE

                  I hereby certify that two copies of the foregoing Answer were served by-hand this 19th day of January, 1999 on the following counsel of record:


                  Joseph A. Rosenthal
                  Rosenthal, Monhait, Gross & Goddess
                  Mellon Bank Center, Suite 1401
                  P.O. Box 1070
                  Wilmington, Delaware 19899


                                            /s/ Thomas J. Allingham
                                            ____________________________________
                                                   Thomas J. Allingham II


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